Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Scott Solomon
Chief Financial Officer	Vice President
Mac-Gray Corporation	Sharon Merrill
781-487-7610	617-542-5300
mshea@macgray.com	tuc@investorrelations.com

Mac-Gray Corporation Announces Annual Meeting Results

WALTHAM, MA, June 5, 2013 — The Board of Directors of Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-family housing, today announced the results of its 2013 Annual Meeting of Stockholders.

At the meeting, conducted May 30, 2013 in Boston, Massachusetts, stockholders elected James E. Hyman and Michael M. Rothenberg, nominees of Moab Partners, L.P., to serve as Class I directors until the Company’s 2016 Annual Meeting of Stockholders.

“The Board thanks all of the stockholders who participated in this year’s election, and looks forward to working with the newly elected members,” said Mac-Gray Chairman Thomas E. Bullock. “At the same time, we want to recognize outgoing board members David W. Bryan, Edward F. McCauley and Mary Ann Tocio, whose expertise and insights have contributed significantly to the Company’s success over the years.”

At the Annual Meeting, stockholders also approved a proposal reducing the vote required to amend the Company’s By-laws from 75% to a majority of the shares present in person or represented by proxy and entitled to vote. A non-binding proposal calling for a resolution approving the overall compensation of the Company’s named executive officers also passed.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages laundry rooms in 44 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.